                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 13, 2006

                        PEAK ENTERTAINMENT HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

         NEVADA                     33-18143                  87-0449399
(State or other jurisdiction      (Commission                (IRS Employer
     of incorporation)            File Number)             Identification No.)

          Bagshaw Hall, Bagshaw Hill, Bakewell, Derbyshire, UK DE45 1DL
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 44 1629 814555

                                 Not applicable
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
    Exchange Act (17 CFR 240.313e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.02 Termination of a Material Definitive Agreement.

We have been in discussions with The Silly Goose Company, LLC concerning resolution of matters in connection with a certain intellectual property entitled "The Wumblers".

The matter regarding Silly Goose relates solely to certain intellectual property entitled "The Wumblers" and has no effect on our other intellectual property rights and other marketing rights such as Muffin the Mule, Monster Quest,
Countin Sheep, Pretty Pony Club and Snailsbury Tails.

On or about February 13, 2006, the Company received a letter from Silly Goose, dated February 13, 2006, seeking the unilateral termination of an April 28, 2003 agreement and an Entertainment Production Agreement, dated as of December 16,
2003, between the parties. Silly Goose cited, among its alleged reasons for termination, the Company's failure to perform its material obligations under the agreement. Silly Goose also demanded the prompt delivery to it of all materials, samples, models, contracts, scripts, and other materials developed in connection with The Wumblers.

We deem the letter as a notice seeking curing of any deficiencies on our part under the agreements. The entertainment production agreement specifically provides that: "If the breaching Party has not instituted a remedy or is not in the process of instituting a remedy within sixty (60) days of receipt of such notice, the aggrieved Party may terminate this Agreement immediately by a further notice in writing." Accordingly, we believe that the letter notice is ineffective as an immediate termination of the agreements, and we believe that we have the right to the cure period provided for in the entertainment production agreement, as well as valid claims against the termination, and counterclaims we may assert in the event of litigation. Resolution of the matters may include return of all intellectual property concerning The Wumblers to Silly Goose. There can be no assurance that, if litigation is instituted, we will prevail in any litigation.

The April 28, 2003 agreement confirmed the basis upon which the parties agreed to cooperate in the development and production of a television series entitled
"The Wumblers." The parties, at their own respective cost and expense, each agreed to provide certain services in furtherance of the project. The agreement provided that, for an option period of up to two years, the Company shall have sole and exclusive entitlement to seek to raise finance for the production of the project and seek further opportunities to commercially exploit the project.
The agreement provided that in the event within the option period, the Company shall secure sufficient finance for production of the project, the parties shall enter into an agreement for the production of the project.

Subsequent to the April 28, 2003 agreement, the Company entered into an entertainment production agreement, dated as of December 16, 2003, with Silly
Goose for the production of animated television episodes of "The Wumblers".
Pursuant to an agreement dated April 28, 2003, the Company is entitled to all exploitation rights in The Wumblers including merchandise and distribution rights. Under the entertainment production agreement, the Company is to finance or obtain financing for the episodes. Under the entertainment production agreement, the Company has the right to exploit the licensed property worldwide in perpetuity. Under the entertainment production agreement, the Company is entitled to 35% to 40% of the gross revenues, depending on the location from which revenues are generated and the form of the source of revenues, whether television, music, or merchandise. The Company and the financing partners are entitled to recoup all production and marketing costs from gross revenues. Silly
Goose paid $500,000 to Peak which increased its net proceeds split share, as stated in the entertainment production agreement, to 31% at the time.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      PEAK ENTERTAINMENT HOLDINGS, INC.

Date:  February 24, 2006

                                      By:      /s/ Wilf Shorrocks
                                         --------------------------------------
                                               Wilf Shorrocks
                                               President

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